EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Post-Effective Amendment No. 1 to Registration Statement No. 333-60151, Post-Effective Amendment No. 1 to Registration Statement No. 333-82035, Post-Effective Amendment No. 3 to Registration Statement No. 333-04505, Post-Effective Amendment No. 6 to Registration Statement No. 33-84578, and Registration Statement No. 333-124296 of AK Steel Holding Corporation (the “Company”) on Forms S-8 of our reports dated February 25, 2008 (which reports express an unqualified opinion and include an explanatory paragraph relating to the adoption by the Company of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006, the recognition and related disclosure provisions of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Benefit Plans, on December 31, 2006, and the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007), relating to the financial statements and financial statement schedule of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

Cincinnati, Ohio

February 25, 2008